Exhibit 10.4

EARTHLINK, INC.
2006 EQUITY AND CASH INCENTIVE PLAN

Restricted Stock Unit Agreement

No. of Restricted Stock

Units Awarded Hereunder:  400,000

THIS RESTRICTED STOCK UNIT AGREEMENT (this “Agreement”) dated as of the 8th day of February, 2008, between EarthLink, Inc., a Delaware corporation (the “Company”), and Rolla P. Huff (the “Participant”) is made pursuant and subject to the provisions of the Company’s 2006 Equity and Cash Incentive Plan (the “Plan”), a copy of which is attached hereto.  All terms used herein that are defined in the Plan have the same meaning given them in the Plan, except that the term “Change in Control Event” shall have the meaning given it in the Employment Agreement dated June 25, 2007 between the Participant and the Company (the “Employment Agreement”).

1.                                       Grant of Restricted Stock Units.  Pursuant to the Plan, the Company, on February 8, 2008 (the “Date of Grant”), granted to the Participant Four Hundred Thousand (400,000) restricted stock units (the “Restricted Stock Units”), each Restricted Stock Unit corresponding to one share of the Common Stock of the Company (this “Award”).  Subject to the terms and conditions of the Plan, each Restricted Stock Unit represents an unsecured promise of the Company to deliver, and the right of the Participant to receive, one share of the Common Stock of the Company at the time and on the terms and conditions set forth herein.  As a holder of Restricted Stock Units, the Participant has only the rights of a general unsecured creditor of the Company.

2.                                       Terms and Conditions.  This Award is subject to the following terms and conditions:

(a)                            Expiration Date.  This Award shall expire at 11:59 p.m. on February 8, 2018 (the “Expiration Date”).  In no event shall the Expiration Date be later than 10 years from the Date of Grant.

(b)                           Vesting of Award.

(i)                                     In General.  The Restricted Stock Units shall be considered “Performance-Based” and shall become eligible to be earned and payable with respect to that number of the Restricted Stock Units that correlates to the level of Free Cash Flow of the Company achieved during the calendar year 2008, as the Committee in its sole discretion shall establish and set forth on the attached Exhibit A, provided there is not a Change in Control Event during 2008.  Notwithstanding the foregoing, if at any time during 2008 there is a Change in Control Event, then the outstanding Restricted Stock Units shall become eligible to be earned and payable based on actual performance from the beginning of 2008 through the date of the Change in Control Event (annualized based on the portion of 2008 preceding the Change in Control Event).  More specifically, assessment of actual performance shall be determined in the following manner:  the number of Restricted Stock Units that shall become eligible to be earned and payable shall equal the aggregate number of Restricted Stock Units set forth on Exhibit A multiplied by a fraction, the numerator of which is the level of Free Cash Flow of the Company achieved during 2008 through the date of the Change in Control Event (annualized based on the portion of 2008 preceding the Change in Control Event) and the denominator of which is the level of Free Cash Flow of the Company that the Committee set forth on the attached Exhibit A for 2008.  The outstanding Restricted Stock Units that become eligible to be earned and payable under either of the preceding sentences shall then become earned and payable as to fifty percent (50%) of such eligible Restricted Stock Units on each of the second and third anniversaries of the Date of Grant, provided the Participant has been continuously employed by, or providing services to, the Company or an Affiliate from the Date of Grant until each such anniversary of the Date of Grant.

For purposes of this Award, (A) “EBITDA” means earnings before interest, taxes, depreciation and amortization; (B) “Adjusted EBITDA” means EBITDA excluding facility exit and restructuring costs, equity method loss of affiliates, and gain (loss) on investments in other companies; and (C) “Free Cash Flow” means Adjusted EBITDA less capital expenditures and cash used to purchase customer bases (as more specifically set forth on Exhibit A).  In determining if the level of Free Cash Flow of the Company has been achieved, the performance targets shall be adjusted in the event of any unbudgeted acquisition, divestiture or other unexpected fundamental change in the business of the Company that is material taken as whole, as appropriate to fairly and equitably determine the Restricted Stock Units to become eligible to be earned and payable so as to preclude the enlargement or dilution of the Participant’s rights hereunder.

Notwithstanding any other provision of this Agreement, none of the Performance-Based Restricted Stock Units shall be eligible to become earned and payable if the actual performance for 2008 (or the annualized actual performance for the period through the Change in Control Event) does not at least equal the minimum threshold targets set forth on the attached Exhibit A.

(ii)                                  Termination of Employment After a Change in Control Event.  Notwithstanding the foregoing, if in connection with a Change in Control Event the Participant’s employment is terminated by the Company or an Affiliate for any reason other than Cause and other than on account of “Total Disability” (as such term is defined in the Employment Agreement) or death or is terminated by the Participant for “Good Reason” (as such term is defined in the Employment Agreement), then, the aggregate number of the Restricted Stock Units described in Section 2(b)(i) above that are eligible to become earned and payable shall become earned and payable in full on termination of the Participant’s employment.  For purposes of this Section 2(b)(ii), a termination of employment will be deemed to be in connection with a Change in Control Event if it occurs on or after the Change in Control Event or during the three-month period immediately preceding the Change in Control Event.

(iii)                               Termination of Employment before a Change in Control Event.  Notwithstanding the foregoing, if at any time before a Change in Control Event but after the end of 2008 the Participant’s employment is terminated by the Company for any reason other than Cause and other than on account of Total Disability or death or is terminated by the Participant for Good Reason, then, to the extent not vested previously, the aggregate number of outstanding Restricted Stock Units shall become earned and payable in full on termination of the

Participant’s employment with respect to that number of the Restricted Stock Units that correlates to the level of Free Cash Flow of the Company that is achieved during 2008.  Notwithstanding the foregoing, except to the extent provided by the last sentence of Section 2(b)(ii) above, if at any time before a Change in Control Event and during 2008 the Participant’s employment is terminated by the Company or an Affiliate for any reason other than Cause and other than on account of Total Disability or death or is terminated by the Participant for Good Reason, then none of the outstanding Restricted Stock Units shall become earned and payable on termination of the Participant’s employment unless the following sentence applies.  If the Participant’s employment is terminated for any reason other than Cause and other than on account of Total Disability or death or is terminated by the Participant for Good Reason during 2008 and a Change in Control Event occurs thereafter and before the end of 2008, then the aggregate number of the outstanding Restricted Stock Units that would have become eligible to be earned and payable as a result of the Change in Control Event, assuming the Participant had remained employed by, or providing services to, the Company or an Affiliate from the Date of Grant until the Change in Control Event, shall become earned and payable in full on the date of the Change in Control Event.  Except to the extent provided by the last sentence of Section 2(b)(ii) above, if the Participant’s employment is terminated for any reason other than Cause and other than on account of Total Disability or death or is terminated by the Participant for Good Reason during 2008 and a Change in Control Event occurs after the end of 2008, then none of the outstanding Restricted Stock Units shall become earned and payable.

(iv)                              Vesting Date.  Outstanding Restricted Stock Units shall be forfeitable until they become earned and payable as described above.  Each date upon which Restricted Stock Units become earned and payable shall be referred to as a “Vesting Date” with respect to such number of Restricted Stock Units.

(c)                            Settlement of Award.  Subject to the terms of this Section 2 and Section 3 below, and except to the extent the Participant defers receipt of such shares of Common Stock pursuant to Section 8 below, the Company shall issue to the Participant one share of Common Stock for each Restricted Stock Unit that has become earned and payable under Section 2(b) above and shall deliver to the Participant certificates representing such shares as soon as practicable after (and within thirty (30) days of) the respective Vesting Date.  As a condition to the settlement of the Award, the Participant shall be required to pay any required withholding taxes attributable to the Award in cash or cash equivalent acceptable to the Committee.  However, the Company in its discretion may, but is not required to, allow the Participant to satisfy any such applicable withholding taxes (i) by allowing the Participant to surrender shares of Common Stock that the Participant already owns (but only for the minimum required withholding), (ii) through a cashless transaction through a broker, (iii) by such other medium of payment as the Committee shall authorize or (iv) by any combination of the allowable methods of payment set forth herein.

3.                                       Termination of Award.  Notwithstanding any other provision of this Agreement, outstanding Restricted Stock Units that have not become earned and payable prior to the Expiration Date shall expire and may not become earned and payable after such time.  Additionally, any Restricted Stock Units that have not become earned and payable on or before the termination of the Participant’s employment with the Company and any Affiliate shall expire and may not become earned and payable after such time, except as described in Section 2(b)(iii) above.

4.                                       Shareholder Rights.  Except as set forth in Section 6 below, the Participant shall not have any rights as a shareholder with respect to shares of Common Stock subject to any Restricted Stock Units until issuance of the certificates representing such shares of Common Stock.  The Company may include on any certificates representing shares of Common Stock issued pursuant to this Award such legends referring to any representations, restrictions or any other applicable statements as the Company, in its discretion, shall deem appropriate.

5.                                       Transferability.  Except as provided herein, this Award is nontransferable except by will or the laws of descent and distribution.  If this Award is transferred by will or the laws of descent and distribution, the Award must be transferred in its entirety to the same person or persons or entity or entities.  Notwithstanding the foregoing, the Participant, at any time prior to the Participant’s death, may transfer all or any portion of this Award to the Participant’s children, grandchildren, spouse, one or more trusts for the benefit of such family members or a partnership in which such family members are the only partners, on such terms and conditions as are appropriate for such transferees to be included in the class of transferees who may rely on a Form S-8 registration statement under the Securities Act of 1933 to sell shares received pursuant to the Award.  Any such transfer will be permitted only if (i) the Participant does not receive any consideration for the transfer and (ii) the Committee expressly approves the transfer.  Any transferee to whom this Award is transferred shall be bound by the same terms and conditions that governed the Award during the time it was held by the Participant (which terms and conditions shall still be read from the perspective of the Participant); provided, however, that such transferee may not transfer the Award except than by will or the laws of descent and distribution.  Any such transfer shall be evidenced by an appropriate written document that the Participant executes and the Participant shall deliver a copy thereof to the Committee on or before the effective date of the transfer.  No right or interest of the Participant or any transferee in this Award shall be liable for, or subject to, any lien, liability or obligation of the Participant or transferee.

6.                                       Cash Dividends.  For so long as the Participant holds outstanding Restricted Stock Units under this Award, if the Company pays any cash dividends on its Common Stock, then the Company will pay the Participant in cash for each outstanding Restricted Stock Unit covered by this Award as of the record date for such dividend, less any required withholding taxes, the per share amount of such dividend that the Participant would have received had the Participant owned the underlying shares of Common Stock as of the record date of the dividend if, and only if, the Restricted Stock Units become earned and payable and the related shares of Common Stock are issued to the Participant.  In that case, the Company shall pay such cash amounts to the Participant, less any required withholding taxes, at the same time the related shares of Common Stock are delivered.  The additional payments pursuant to this Section 6 shall be treated as a separate arrangement.

7.                                       Change in Capital Structure.  The terms of this Award shall be adjusted in accordance with the terms and conditions of the Plan as the Committee determines is equitably required in the event the Company effects one or more stock dividends, stock splits, subdivisions or consolidations of shares or other similar changes in capitalization.

8.                                       Deferral of Common Stock.  If the Participant is eligible to participate in the Deferred Compensation Program, then the Participant may elect to defer the receipt of Common

Stock issuable pursuant to this Award in accordance with rules the Committee prescribes for the Deferred Compensation Program.  If the Participant elects to defer the receipt of Common Stock hereunder, the shares of Common Stock shall be deferred and credited under the Deferred Compensation Program and shall become payable and issuable pursuant to the terms and at such time or times as set forth in the Deferred Compensation Program, but will be paid, if at all, only in shares of Common Stock.  None of the cash dividends that a Participant is eligible to receive pursuant hereto may be deferred or credited under the Deferred Compensation Program.

9.                                       Notice.  Any notice or other communication given pursuant to this Agreement, or in any way with respect to the Award, shall be in writing and shall be personally delivered or mailed by United States registered or certified mail, postage prepaid, return receipt requested, to the following addresses:

If to the Company:                                                                                             EarthLink, Inc.
1375 Peachtree Street - Level A
Atlanta, Georgia 30309
Attention:  General Counsel

If to the Participant:                                                                                       Rolla P. Huff
14 Moraine Point
Victor, NY  14564

10.                                 No Right to Continued Employment or Service.  Neither the Plan, the granting of this Award nor any other action taken pursuant to the Plan or this Award constitutes or is evidence of any agreement or understanding, express or implied, that the Company or any Affiliate will retain the Participant as an employee or other service provider for any period of time or at any particular rate of compensation.

11.                                 Agreement to Terms of Plan and Agreement.  The Participant has received a copy of the Plan, has read and understands the terms of the Plan and this Agreement, and agrees to be bound by their terms and conditions.

12.                                 Tax Consequences.  The Participant acknowledges that (i) there may be adverse tax consequences upon acquisition or disposition of the shares of Common Stock issued pursuant to this Award or the receipt of cash dividends hereunder and (ii) Participant should consult a tax adviser prior to such acquisition or disposition or receipt.  Except as provided in Section 18 below, the Participant is solely responsible for determining the tax consequences of the Award and for satisfying the Participant’s tax obligations with respect to the Award.

13.                                 Binding Effect.  Subject to the limitations stated above and in the Plan, this Agreement shall be binding upon and inure to the benefit of the distributees, legatees and personal representatives of the Participant and the successors of the Company.

14.                                 Conflicts.  In the event of any conflict between the provisions of the Plan and the provisions of this Agreement, the provisions of the Plan shall govern.  All references herein to the Plan shall mean the Plan as in effect on the date hereof.

15.                                 Counterparts.  This Agreement may be executed in a number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one in the same instrument.

16.                                 Miscellaneous.  The parties agree to execute such further instruments and take such further actions as may be necessary to carry out the intent of the Plan and this Agreement.  This Agreement and the Plan shall constitute the entire agreement of the parties with respect to the subject matter hereof.

17.                                 Restrictive Covenants.

(a)                            In the event the Participant receives the special enhanced vesting set forth in Section 2(b)(iii) above, the Participant agrees that during Participant’s employment, and for a period of eighteen (18) calendar months following Participant’s termination of employment, that Participant will not, directly or indirectly, (i) solicit, induce, recruit, or cause a “restricted employee” to resign employment with the Company or its Affiliates, or (ii) participate in making hiring decisions, encourage the hiring of, or aid in the hiring process of a “restricted employee” on behalf of any employer other than the Company and its Affiliates.  As used herein, “restricted employee” means any employee of the Company or its Affiliates with whom the Participant had material business-related contact while performing services for the Company and its Affiliates and who is (x) a member of executive management, (y) a corporate officer of the Company or any of its Affiliates, or (z) any employee of the Company or any of its Affiliates engaged in product or service development or product or service management.

(b)                           In the event the Participant receives the special enhanced vesting set forth in Section 2(b)(iii) above, the Participant also agrees that during the Participant’s employment, and for a period of eighteen (18) calendar months following termination of Participant’s employment, the Participant shall not perform within the fifty (50) states of the United States of America any services which are in competition with the “business” of the Company during Participant’s employment, or following Participant’s termination of employment, any services which are in competition with a “material” line of “business” engaged in by the Company at the time of Participant’s termination of employment which are the same as or similar to those services Participant performed for the Company or any Affiliate; provided, however, that if the other business competitive with the business the Company has multiple lines, divisions, segments, or units, some of which are not competitive with the business of the Company, nothing herein shall prevent Participant from being employed by or providing services to such line, division, segment, or unit that is not competitive with the business of the Company.  For purposes of this Agreement, “material” means a line of business that represents 20% or more of the Company’s consolidated revenues or adjusted EBITDA for the four fiscal quarters immediately preceding the Participant’s termination of employment.  As used herein, “business” means the business of providing integrated communication services and related value added services to individual customers and business customers.

(c)                            The enhanced vesting pursuant to Section 2(b)(iii) above (along with the related cash dividends under Section 6 above) are conditioned upon the Participant’s compliance with the provisions of this Section 17.  In the event the Participant shall materially breach the provisions of this Section 17 and not cure or cease (as appropriate) such material breach within ten (10) days of receipt of notice thereof from the Company, the vesting above shall terminate and Participant shall return to the Company all of the shares of Common Stock and cash dividends received in connection therewith.  Termination of such vesting and payments shall not be the Company’s sole and exclusive remedy for a breach of this Section 17.  In addition, the Company shall be entitled to damages and injunctive relief to enforce this Section 17 in the event of a breach by the Participant.  Additionally, in the event the Participant materially breaches this provision, the Participant shall be required to repay to the Company all amounts previously paid pursuant to Section 2(b)(iii) and the related cash dividends paid pursuant to Section 6 above.

18.                                 Section 409A.  Notwithstanding any other provision of this Agreement, it is intended that payments hereunder will not be considered deferred compensation within the meaning of Section 409A of the Code.  For purposes of this Agreement, all rights to payments hereunder shall be treated as rights to receive a series of separate payments and benefits to the fullest extent allowed by Section 409A of the Code.  Payments hereunder are intended to satisfy the exemption from Section 409A of the Code for “short-term deferrals.”  To the extent that the Participant incurs liability for excise taxes, penalties or interest under Section 409A of the Code because this Agreement fails to comply with, or be exempt from, Section 409A, the Company will make a special reimbursement payment to the Participant equal to the sum of (i) the Participant’s liability for excise taxes, penalties or interest under Section 409A and (ii) all taxes attributable to the special reimbursement payment, such payment to be made on or before the time the Participant is required to pay such taxes, penalties or interest.

19.                                 Governing Law.  This Agreement shall be governed by the laws of the State of Delaware, except to the extent federal law applies.

IN WITNESS WHEREOF, the Company has caused this Agreement to be signed by a duly authorized officer, and the Participant has affixed his signature hereto.

COMPANY:

EARTHLINK, INC.

By:
Name:	Kevin Dotts
Title:	Chief Financial Officer

PARTICIPANT:

Rolla P. Huff